Exhibit 99.1

Genworth Financial Announces First Quarter 2017 Results

Net Income Of $155 Million And Adjusted Operating Income Of $143 Million

•	Stockholder Approval Of Acquisition By China Oceanwide Holdings Group Co., Ltd. (Oceanwide) March 7, 2017 With Approximately 96 Percent of Votes Cast Voting in Favor of the Merger

•	All Regulatory Filings For The Oceanwide Acquisition Submitted

•	Progress Made On U.S. Life Restructuring Plan With Several Internal Reinsurance Transactions Completed Effective April 1, 2017

•	Net Income[1] And Adjusted Operating Income[2] Includes An Unfavorable Item In Long Term Care Insurance (LTC) Relating To Guaranty Fund Assessments For The Penn Treaty Plan Of Liquidation Of $14 Million After-Tax, Or $0.03 Per Diluted Share

•	LTC Results Benefitted From Seasonally Favorable Existing Claim Experience

•	Strong Loss Ratio And Capital Levels In The First Quarter For U.S. And Canada Mortgage Insurance (MI)

•	U.S. MI First Quarter Of 2017 Adjusted Operating Income Increased 20 Percent Compared To The First Quarter Of 2016

•	Holding Company Cash And Liquid Assets Of Approximately $1.0 Billion

Richmond, VA (May 2, 2017) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the period ended March 31, 2017. The company reported net income of $155 million, or $0.31 per diluted share, in the first quarter of 2017, compared with net income of $53 million, or $0.11 per diluted share, in the first quarter of 2016. The adjusted operating income for the first quarter of 2017 was $143 million, or $0.29 per diluted share, compared with adjusted operating income of $103 million, or $0.21 per diluted share, in the first quarter of 2016. Net income and adjusted operating income in the quarter were each reduced by $14 million after-tax, or $0.03 per diluted share, relating to state guaranty fund assessments for the Penn Treaty Network American Insurance Company and American Network Insurance Company (Penn Treaty) plan of liquidation.

[1]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.
[2]	This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Strategic Update

At a special meeting held on March 7, 2017, Genworth stockholders voted to approve the proposed transaction with Oceanwide, under which Oceanwide has agreed to acquire Genworth for a total transaction value of approximately $2.7 billion, or $5.43 per share, in cash. Approximately 96 percent of votes cast were voted in favor of the merger, which represented 71 percent of Genworth’s total outstanding shares of common stock.

Genworth and Oceanwide continue to work diligently to satisfy the closing conditions under the merger agreement. On April 28, 2017, Genworth and Oceanwide withdrew and re-filed the joint voluntary notice to the Committee on Foreign Investment in the United States (“CFIUS”) to permit more time for review and discussion with CFIUS. All other filings required under the merger agreement for regulatory approval of the transaction have been submitted. The closing of the proposed transaction remains subject to conditions, including the receipt of required regulatory approvals in the U.S., China, and other international jurisdictions. Genworth and Oceanwide are engaged with the relevant regulators regarding the pending applications and continue to target closing the transaction in the middle of 2017.

“Led by U.S. MI, our mortgage insurance platform continues to perform well and we are making progress against our U.S. Life restructuring and LTC rate action plans,” said Tom McInerney, President and CEO of Genworth. “Genworth continues to work to complete the pending transaction with Oceanwide and focus on our key financial and operational priorities, including our multi-year LTC rate action plan.”

Financial Performance

Consolidated Net Income & Adjusted Operating Income
	Three months ended March 31 (Unaudited)
	2017		2016
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net Income available to Genworth’s common stockholders	$155	$0.31	$53	$0.11	192%
Adjusted operating income	$143	$0.29	$103	$0.21	39%
Weighted-average diluted shares	501.0		499.4

	Three months ended March 31 (Unaudited)
	2017	2016
Book value per share	$25.68	$28.19
Book value per share, excluding accumulated other comprehensive income (loss)	$19.47	$19.80

Net income in the first quarter of 2017 benefitted from net investment gains, net of taxes and other adjustments, of $13 million in the quarter. Net income in the first quarter of 2016 was reduced by net investment losses, net of taxes and other adjustments, of $13 million, a net after-tax loss of $11 million for early extinguishment of Genworth Holdings’ senior notes, an after-tax loss of $6 million on a life block transaction, restructuring costs of $9 million after-tax and after-tax fees incurred related to a bond consent solicitation of $12 million.

Net investment income was $790 million in the quarter, up from $786 million in the prior quarter and up from $789 million in the prior year. Net investment income continues to reflect variability in prepayment speed adjustments related to residential mortgage-backed securities and other variable investment income, as well as higher average invested assets supporting our LTC business. The reported yield and the core yield2 for the quarter were 4.53 percent and 4.48 percent, respectively.

Adjusted operating income (loss) results are summarized in the table below:

Adjusted Operating Income (Loss)
(Amounts in millions)	Q1 17	Q4 16	Q1 16
U.S. Mortgage Insurance	$73	$61	$61
Canada Mortgage Insurance	36	39	33
Australia Mortgage Insurance	13	14	19
U.S. Life Insurance	53	(154)	91
Runoff	14	6	4
Corporate and Other	(46)	(103)	(105)

Total Adjusted Operating Income (Loss)	$143	$(137)	$103

Adjusted operating income (loss) represents income (loss) from continuing operations excluding net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income (loss) of segments and Corporate and Other activities is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q1 17	Q4 16	Q1 16
Adjusted operating income	$73	$61	$61
New insurance written
Primary Flow	$7,600	$11,100	$7,400
Loss ratio	17%	28%	24%

U.S. MI reported adjusted operating income of $73 million, compared with $61 million in both the prior quarter and the prior year. The loss ratio in the current quarter was 17 percent, down eleven points sequentially driven primarily by strong seasonal net cures and aging benefits and down seven points from the prior year primarily reflecting the continued decline and improved performance in delinquencies from the 2005 to 2008 book years.

Flow NIW of $7.6 billion decreased 32 percent from the prior quarter from a seasonally smaller purchase originations market, but increased three percent versus the prior year primarily from a larger purchase originations market. U.S. MI’s flow insurance in force grew 13 percent in the first quarter of 2017 versus the first quarter of 2016 driven primarily by an expanded originations market.

Canada Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q1 17	Q4 16	Q1 16
Adjusted operating income	$36	$39	$33
New insurance written
Flow	$2,300	$3,900	$2,500
Bulk	$8,000	$3,700	$3,200
Loss ratio	16%	18%	24%

Canada MI reported adjusted operating income of $36 million versus $39 million in the prior quarter and $33 million in the prior year. The loss ratio in the quarter was 16 percent, down two points from the prior quarter from lower average reserve per delinquency and down eight points compared to the prior year from a decrease in new delinquencies, net of cures. Results in the quarter reflect higher expenses both sequentially and versus the prior year from higher share based compensation.

Flow NIW was down 41 percent3 sequentially primarily from a seasonally smaller originations market and down 12 percent3 from the prior year primarily from a smaller market size. In addition, the company completed several bulk transactions in the quarter of $8.0 billion in the aggregate, consisting of high quality low loan-to-value prime loans. Effective March 17, 2017, Canada MI increased its flow mortgage insurance premium rates for new insured mortgages an average of approximately 20 percent to reflect the regulatory capital framework that came into effect on January 1, 2017.

[3]	Percent change excludes the impact of foreign exchange.

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q1 17	Q4 16	Q1 16
Adjusted operating income	$13	$14	$19
New insurance written
Flow	$4,100	$5,000	$4,400
Bulk	$1,000	$—	$—
Loss ratio	35%	30%	26%

Australia MI reported adjusted operating income of $13 million versus $14 million in the prior quarter and $19 million in the prior year. The loss ratio in the quarter was 35 percent, up five points sequentially from seasonally lower net cures and aging benefits and up nine points from the prior year from continued unfavorable experience from the commodity dependent regions of Queensland and Western Australia.

Flow NIW was down 18 percent3 sequentially from a seasonally smaller originations market and down 11 percent3 from the prior year from lower levels of high loan to value lending.

U.S. Life Insurance

Operating Metrics
(Amounts in millions)	Q1 17	Q4 16	Q1 16
Adjusted operating income (loss)
Long Term Care Insurance	$14	$(1)	$34
Life Insurance	16	(193)	31
Fixed Annuities	23	40	26

Total U.S. Life Insurance	$53	$(154)	$91

Sales
Long Term Care Insurance
Individual	$2	$1	$5
Group	1	1	2
Life Insurance
Term Life	—	—	5
Universal Life	1	—	2
Linked Benefits	—	—	2
Fixed Annuities	1	—	168

Long Term Care Insurance

LTC reported adjusted operating income of $14 million, compared with an adjusted operating loss of $1 million in the prior quarter and adjusted operating income of $34 million in the prior year. Results versus the prior quarter reflected seasonally favorable existing claim experience and higher reserve releases from reduced benefit elections by in-force policyholders as Genworth continues to implement its LTC rate action plan. Results in the quarter also reflect higher new claims growth versus both the prior quarter and prior year. Results in the quarter included an accrual for state guaranty fund assessments of $14 million after-tax relating to the Penn Treaty plan of liquidation.

Life Insurance

Life insurance reported adjusted operating income of $16 million, compared with an adjusted operating loss of $193 million in the prior quarter and adjusted operating income of $31 million in the prior year. Results in the prior quarter reflected a $196 million after-tax charge related to the company’s annual review of life insurance assumptions. Results versus the prior quarter also reflected higher variable investment income and improved mortality. Results versus the prior year reflected higher reserve impacts from the fourth quarter of 2016 assumption review, lower variable investment income and unfavorable term mortality, partially offset by lower reinsurance financing costs.

Fixed Annuities

Fixed annuities reported adjusted operating income of $23 million, compared with $40 million in the prior quarter and $26 million in the prior year. Results in the quarter reflected favorable impacts from single premium immediate annuity mortality experience versus the prior quarter. Results in the prior quarter include a $6 million after-tax favorable adjustment related to state guaranty funds and a $10 million after-tax favorable impact related to an update of lapse assumptions and other refinements.

Runoff

Runoff reported adjusted operating income of $14 million compared with $6 million in the prior quarter and $4 million in the prior year. Results versus the prior quarter and prior year were primarily driven by improved equity market performance.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $46 million, compared with $103 million in the prior quarter and $105 million in the prior year. Results in the current quarter reflected lower interest expense associated with our junior subordinated notes due to the interest rate change from fixed to floating rate and a correction to our Tax Matters Agreement liability. Results in the prior quarter reflected $29 million of deferred tax charges and an increase in professional fees and legal expenses associated with the Oceanwide transaction and pending litigation.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q1 17	Q4 16	Q1 16
U.S. MI
Consolidated Risk-To-Capital Ratio[4]	13.6:1	14.4:1	15.3:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[4]	13.7:1	14.5:1	15.5:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[5]	118%	115%	113%
Canada MI
Minimum Capital Test (MCT) – New Regulatory Framework Effective January 1, 2017[4]	162%	245%	234%
Australia MI
Prescribed Capital Amount (PCA) Ratio[4]	171%	157%	168%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[4]	326%	329%	373%
Holding Company Cash[6] and Liquid Assets[7]	$999	$1,098	$760

[4]	Company estimate for the first quarter of 2017, due to timing of the filing of statutory statements; The MCT Ratio for Canada MI in the first quarter of 2017 reflects the new regulatory framework effective January 1, 2017. The Consolidated RBC Ratio for the U.S. Life Insurance companies in the first quarter of 2016 is restated to reflect the merger of Brookfield Life Annuity Insurance Company with and into Genworth Life Insurance Company as if the merger occurred January 1, 2015.
[5]	Calculated as available assets divided by required assets as defined within PMIERs. As of March 31, 2017, December 31, 2016 and March 31, 2016, the PMIERs sufficiency ratios were in excess of approximately $400 million, $350 million and $300 million, respectively, of available assets above the PMIERs requirements. Company estimate for the first quarter of 2017.
[6]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[7]	Comprises cash and cash equivalents of $849 million, $998 million and $760 million, respectively, and U.S. government bonds of $150 million, $100 million and zero, respectively, as of March 31, 2017, December 31, 2016 and March 31, 2016.

Key Points

•	U.S. MI’s PMIERs sufficiency ratio of 118 percent increased in the quarter from a reduction in required assets due to seasonal cure benefits and Canada MI stock valuation improvement;

•	Canada MI’s MCT ratio as of March 31, 2017 under the new capital framework is estimated to be 162 percent, above the recalibrated regulatory minimum requirement of 150 percent and within a target range of 160 to 165 percent;

•	Australia MI’s capital levels improved sequentially driven primarily by portfolio seasoning;

•	The holding company ended the quarter with $999 million of cash and liquid assets, representing a buffer of approximately $570 million in excess of restricted cash and liquid assets and one and a half times annual debt service; and

•	$175 million of holding company cash is committed to facilitate the separation and isolation of the LTC business.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Financial Supplement Information

This press release, first quarter 2017 financial supplement and earnings presentation are now posted on the company’s website. Investors are encouraged to review these materials. Due to the pending sale to Oceanwide, the company does not plan to host an earnings call.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and adjusted operating income (loss) assume a 35 percent tax rate (unless otherwise indicated) and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for deferred acquisition cost (DAC) and other intangible amortization and certain benefit reserves.

In the first quarter of 2016, the company recorded an estimated pre-tax loss of $7 million and a tax benefit of $27 million related to the planned sale of the mortgage insurance business in Europe. This transaction was excluded from adjusted operating income (loss) for the periods presented as it related to a gain (loss) on the sale of businesses.

In January 2016, the company paid a pre-tax make-whole expense of $20 million related to the early redemption of Genworth Holdings, Inc.’s (Genworth Holdings) 2016 notes. The company also repurchased $28 million principal amount of Genworth Holdings’ notes with various maturity dates for a pre-tax gain of $4 million in the first quarter of 2016. These transactions were excluded from adjusted operating income (loss) for the periods presented as they related to a gain (loss) on the early extinguishment of debt.

In the first quarter of 2016, the company completed a life block transaction resulting in a pre-tax loss of $9 million in connection with the early extinguishment of non-recourse funding obligations.

In the first quarters of 2017 and 2016, the company recorded a pre-tax expense of $1 million and $15 million, respectively, related to restructuring costs as part of an expense reduction plan as the company evaluates and appropriately sizes its organizational needs and expenses.

There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented other than fees incurred during the first quarter of 2016 related to Genworth Holdings’ bond consent solicitation of $18 million for broker, advisor and investment banking fees.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth’s common stockholders to adjusted operating income (loss) for the three months ended March 31, 2017 and 2016, as well as for the three months ended December 31, 2016 and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) new insurance written for mortgage insurance; (2) annualized first-year premiums for long term care and term life insurance products; (3) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (4) 10 percent of premium deposits for linked-benefits products; and (5) new and additional premiums/deposits for fixed annuities. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers new insurance written, annualized first-year premiums/deposits, premium equivalents and new premiums/deposits to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to adjusted operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•	risks related to the proposed transaction with Oceanwide Holdings Group Co., Ltd. (Oceanwide) including: the company’s inability to complete the transaction in a timely manner or at all; the company’s inability to obtain regulatory approvals, or the possibility that the parties may delay the transaction or that materially burdensome or adverse regulatory conditions may be imposed in connection with any such regulatory approvals; existing and potential legal proceedings may be instituted against the company in connection with the announcement of the transaction that may delay the transaction, make it more costly or ultimately preclude it; the risk that the proposed transaction disrupts the company’s current plans and operations; certain restrictions during the pendency of the transaction may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before the consummation of the transaction; there may be further rating agency actions and downgrades in the company’s financial strength ratings; there may be changes in applicable laws or regulations; the company may not recognize the anticipated benefits of the transaction; the amount of the costs, fees, expenses and other charges related to the transaction; management’s attention may be diverted from the company’s ongoing business operations; the merger agreement may be terminated in circumstances that would require the company to pay Oceanwide a fee; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

•	strategic risks in the event the proposed transaction with Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to the restructuring of its U.S. life insurance businesses, debt obligations, cost savings, ratings and capital); the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; or adverse tax or accounting charges; and inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including any changes it may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); and changes in valuation of fixed maturity, equity and trading securities;

•	risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates (particularly given the historically low interest rate environment) have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•	regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations; litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to meet or maintain the private mortgage insurer eligibility requirements (PMIERs); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act); and changes in accounting and reporting standards;

•	liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the company’s inability to replace its credit facility); recent or future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•

operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; availability, affordability and adequacy of reinsurance to protect the company against losses; competition; competition in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; material weakness in, or ineffective, internal control over financial reporting; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•	insurance and product-related risks including: the company’s inability to increase sufficiently, and in a timely manner, premiums on in force long term care insurance policies and/or reduce in force benefits, and charge higher premiums on new policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums); the company’s inability to reflect future premium increases and other management actions in its margin calculation as anticipated; failure to sufficiently increase new sales for the company’s long term care insurance products; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•	other risks including: occurrence of natural or man-made disasters or a pandemic; impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423

julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2017	2016
Revenues:
Premiums	$1,136	$794
Net investment income	790	789
Net investment gains (losses)	34	(19)
Policy fees and other income	211	221

Total revenues	2,171	1,785

Benefits and expenses:
Benefits and other changes in policy reserves	1,246	860
Interest credited	167	177
Acquisition and operating expenses, net of deferrals	270	394
Amortization of deferred acquisition costs and intangibles	94	99
Interest expense	62	105

Total benefits and expenses	1,839	1,635

Income from continuing operations before income taxes	332	150
Provision for income taxes	116	23

Income from continuing operations	216	127
Loss from discontinued operations, net of taxes	—	(19)

Net income	216	108
Less: net income attributable to noncontrolling interests	61	55

Net income available to Genworth Financial, Inc.’s common stockholders	$155	$53

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.31	$0.14

Diluted	$0.31	$0.14

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.31	$0.11

Diluted	$0.31	$0.11

Weighted-average common shares outstanding:
Basic	498.6	498.0

Diluted	501.0	499.4

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended March 31,		Three months ended December 31,
	2017	2016	2016
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$155	$53	$(122)
Add: net income attributable to noncontrolling interests	61	55	59

Net income (loss)	216	108	(63)
Loss from discontinued operations, net of taxes	—	(19)	(4)

Income (loss) from continuing operations	216	127	(59)
Less: income from continuing operations attributable to noncontrolling interests	61	55	59

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	155	72	(118)
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[8]	(20)	19	(28)
Losses on sale of businesses	—	7	—
Losses on early extinguishment of debt, net	—	16	—
Losses from life block transactions	—	9	—
Expenses related to restructuring	1	15	—
Fees associated with bond consent solicitation	—	18	—
Taxes on adjustments	7	(53)	9

Adjusted operating income (loss)	$143	$103	$(137)

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$73	$61	$61

Canada Mortgage Insurance segment	36	33	39

Australia Mortgage Insurance segment	13	19	14

U.S. Life Insurance segment:
Long Term Care Insurance	14	34	(1)
Life Insurance	16	31	(193)
Fixed Annuities	23	26	40

Total U.S. Life Insurance segment	53	91	(154)

Runoff segment	14	4	6

Corporate and Other	(46)	(105)	(103)

Adjusted operating income (loss)	$143	$103	$(137)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.31	$0.11	$(0.25)

Diluted	$0.31	$0.11	$(0.25)

Adjusted operating income (loss) per share:
Basic	$0.29	$0.21	$(0.27)

Diluted	$0.29	$0.21	$(0.27)

Weighted-average common shares outstanding:
Basic	498.6	498.0	498.4

Diluted[9]	501.0	499.4	498.4

[8]	For the three months ended March 31, 2017 and 2016 and the three months ended December 31, 2016, net investment gains (losses) were adjusted for DAC and other intangible amortization and certain benefit reserves of zero, $(9) million and $1 million respectively, and adjusted for net investment gains (losses) attributable to noncontrolling interests of $14 million, $9 million, and $12 million, respectively.
[9]	Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 2.5 million for the three months ended December 31, 2016 would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations in this period, dilutive potential weighted-average common shares outstanding would have been 500.9 million for the three months ended December 31, 2016.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31,	December 31,
	2017	2016
Assets
Cash, cash equivalents and invested assets	$75,387	$75,012
Deferred acquisition costs	3,207	3,571
Intangible assets and goodwill	381	348
Reinsurance recoverable	17,681	17,755
Other assets	703	673
Separate account assets	7,327	7,299

Total assets	$104,686	$104,658

Liabilities and equity
Liabilities:
Future policy benefits	$37,291	$37,063
Policyholder account balances	25,383	25,662
Liability for policy and contract claims	9,295	9,256
Unearned premiums	3,370	3,378
Deferred tax and other liabilities	2,732	2,969
Borrowings related to securitization entities	68	74
Non-recourse funding obligations	310	310
Long-term borrowings	4,194	4,180
Separate account liabilities	7,327	7,299

Total liabilities	89,970	90,191

Equity:
Common stock	1	1
Additional paid-in capital	11,964	11,962

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,233	1,253
Net unrealized gains (losses) on other-than-temporarily impaired securities	10	9

Net unrealized investment gains (losses)	1,243	1,262

Derivatives qualifying as hedges	2,036	2,085
Foreign currency translation and other adjustments	(183)	(253)

Total accumulated other comprehensive income (loss)	3,096	3,094
Retained earnings	451	287
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	12,812	12,644
Noncontrolling interests	1,904	1,823

Total equity	14,716	14,467

Total liabilities and equity	$104,686	$104,658

Impact of Foreign Exchange on Flow New Insurance Written[10] Three months ended March 31, 2017
	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[11]
Canada Mortgage Insurance (MI):
Flow new insurance written	(8)%	(12)%
Flow new insurance written (1Q17 vs. 4Q16)	(41)%	(41)%

Australia MI:
Flow new insurance written	(7)%	(11)%
Flow new insurance written (1Q17 vs. 4Q16)	(18)%	(18)%

[10]	All percentages are comparing the first quarter of 2017 to the first quarter of 2016 unless otherwise stated.
[11]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

(Assets - amounts in billions)	Three months ended March 31, 2017
Reported Total Invested Assets and Cash	$74.7
Subtract:
Securities lending	0.3
Unrealized gains (losses)	4.6

Adjusted end of period invested assets	$69.8

Average Invested Assets Used in Reported Yield Calculation	$69.7
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	0.1

Average Invested Assets Used in Core Yield Calculation	$69.6

(Income - amounts in millions)
Reported Net Investment Income	$790
Subtract:
Bond calls and commercial mortgage loan prepayments	6
Other non-core items[13]	3
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	1

Core Net Investment Income	$780

Reported Yield	4.53%

Core Yield	4.48%

[12]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[13]	Includes cost basis adjustments on structured securities and various other immaterial items.